                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(c)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14(a)-12

                            National Insurance Group
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

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

                                Nat'l Ins. Grp.

                            NATIONAL INSURANCE GROUP
                            ------------------------

                 NOTICE OF 1997 ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JULY 11, 1997

TO THE SHAREHOLDERS:

     NOTICE IS HEREBY GIVEN that the 1997 Annual Meeting of Shareholders of NATIONAL
INSURANCE GROUP, a California corporation (the "Company"), will be held on Friday, July 11, 1997 at 10:00 a.m., local time, at The Hyatt Regency San Francisco Airport, 1333 Bayshore Highway, Burlingame, California 94010, for the following purposes:

     1. To elect directors to serve for the ensuing year and until their successors are elected.

     2. To approve the amendment to the Company's 1986 Stock Option Plan, as amended, to increase the number of shares of Common Stock reserved for issuance thereunder by 100,000 shares.

     3. To ratify the appointment of Coopers & Lybrand L.L.P. as independent public accountants of the Company for the 1997 fiscal year.

     4. To transact such other business as may properly come before the meeting and any adjournments thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only shareholders of record at the close of business on May 12, 1997, are entitled to notice of and to vote at the meeting.

     All shareholders are cordially invited to attend the meeting. However, to assure your representation at the meeting, you are urged to mark, sign and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose.

     Any shareholder attending the meeting may vote in person even if he or she has returned a proxy.

                                          Sincerely,

                                          Robert P. Barbarowicz, Secretary
South San Francisco, California
May 30, 1997

   IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

                                NAT'L INS. GRP.

                            NATIONAL INSURANCE GROUP
                            ------------------------

                                PROXY STATEMENT
                                      FOR

                      1997 ANNUAL MEETING OF SHAREHOLDERS
                            ------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL INFORMATION

     The enclosed Proxy is solicited on behalf of NATIONAL INSURANCE GROUP, a California corporation (the "Company" or "National"), for use at the Annual Meeting of Shareholders to be held Friday, July 11, 1997 at 10:00 a.m., local time, and at any adjournments thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at The Hyatt Regency San Francisco Airport, 1333 Bayshore Highway, Burlingame, California 94010. The Company's principal executive offices are located at 395 Oyster Point Boulevard, Suite 500, South San Francisco, California 94080, and its telephone number is (415) 872-6772.

     The Company conducts all of its business through its wholly-owned subsidiaries Pinnacle Data Corporation, a California corporation ("Pinnacle"), Great Pacific Insurance Company, a California corporation (the "Insurance Subsidiary"), and Fastrac Systems, Inc. Insurance Agent & Broker, a California corporation (the "Agency"), and through Fastrac Systems, Inc., a California corporation ("Fastrac"), which is a wholly-owned subsidiary of the Agency.

     These proxy solicitation materials were mailed on or about May 30, 1997 to all shareholders entitled to vote at the meeting.

     The entire cost of this solicitation will be borne by the Company, including expenses in connection with preparing and mailing proxy solicitation materials. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited on behalf of the Company by certain of the Company's directors, officers and regular employees, without additional compensation, personally, by telephone, facsimile or other means of communication.

RECORD DATE AND SHARE OWNERSHIP

     Shareholders of record at the close of business on May 12, 1997 (the "Record Date") are entitled to notice of and to vote at the meeting. At the Record Date, 3,916,103 shares of the Company's Common Stock were issued and outstanding, all of which are entitled to be voted at the meeting. For information regarding security ownership by management and by 5% shareholders, see "Other Information -- Security Ownership of Certain Beneficial Owners and Management."

REVOCABILITY OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

VOTING AND QUORUM

     Every shareholder voting for the election of directors may cumulate such shareholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder's shares are entitled, or distribute the shareholder's votes on the same principle among as many candidates as the shareholder thinks fit. However, no shareholder shall be entitled to cumulate votes unless the candidate's name has been placed in nomination prior to the voting and the shareholder, or any other shareholder, has given notice at the meeting prior to the voting of the intention to cumulate the shareholder's votes. The Company seeks discretionary authority to cumulate votes in the event that either additional persons are nominated at the Annual Meeting for election as directors or cumulative voting is invoked by any shareholder.

     On matters other than the election of directors, each share has one vote. Votes against any such proposal will be counted for determining the presence or absence of a quorum and will also be counted as having been voted with respect to the proposal for purposes of determining whether the requisite majority of voting shares has been obtained, but will be treated as votes against the proposal.

     An automated system administered by the Company's transfer agent tabulates the proxies received prior to the date of the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the Annual Meeting, but will not be counted as having been voted with respect to the election of directors or with respect to any proposal.

     The presence, either in person or by proxy, of persons entitled to vote a majority of the outstanding shares of the Company's common stock is necessary to constitute a quorum to transact business at the Annual Meeting.

SHAREHOLDER PROPOSALS FOR NEXT YEAR'S MEETING

     Proposals of security holders of the Company which are intended to be presented by such shareholders at the Company's 1998 Annual Meeting must be received by the Company no later than January 30, 1998 in order that they may be included in the proxy statement and form of proxy relating to that meeting.

                                PROPOSAL NO. ONE

                             ELECTION OF DIRECTORS

NOMINEES

     The Bylaws of the Company provide for a board of five directors. Accordingly, a board of five directors is proposed to be elected at the meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for management's five nominees named below, all of whom, except for Bard E. Bunaes and John F. Hartigan, are presently directors of the Company with a term expiring at the Annual Meeting. Bard E. Bunaes and John F. Hartigan are nominated for election to the Board to fill the vacancies created as a result of Nuno Brandolini d'Adda and Kevin R. McCarthy, who were elected to the Board in July 1996, not standing for re-election to the Board. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner in accordance with cumulative voting as will assure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders. The term of office of each person elected as a director will continue until the next Annual Meeting of Shareholders or until his successor has been elected and shall have qualified.

     The names of the nominees, and certain information about them, are set forth below.

  NAME OF NOMINEE    AGE(1)                          PRINCIPAL OCCUPATION
-------------------  ------     ---------------------------------------------------------------
Bard E. Bunaes         62       Chairman and Chief Executive Officer of Constitution
                                Reinsurance Corporation
Bruce A. Cole          49       President of the Company, and of Pinnacle, the Insurance
                                Subsidiary, the Agency and Fastrac
John F. Hartigan       46       Partner, Morgan, Lewis & Bockius LLP
Saul B. Jodel          46       President and Chairman of the Board of The Original San
                                Francisco Toymakers, Inc.
Mark A. Speizer        53       Chairman and Chief Executive Officer of the Company and of
                                Pinnacle, the Insurance Subsidiary, the Agency and Fastrac.

---------------

(1) As of the Record Date.

     Except as set forth below, each of the nominees has been engaged in his principal occupation set forth above during the past five years. There is no family relationship between any director or executive officer of the Company, except that Mr. Speizer's and Mr. Cole's paternal grandfathers were brothers.

     MR. BUNAES is Chairman of the Board and Chief Executive Officer of Constitution Reinsurance Corporation, a position that he has held since November, 1969. In addition to being a director of Constitution Reinsurance Corporation Mr. Bunaes serves as a director of its affiliated companies, Constitution Re Corporation, Constitution Management Corp and CRC/Corsair, Inc. Mr. Bunaes serves as a director of the affiliated companies, Sirius Reinsurance Corporation, Sirius International Insurance Company and ABB Investment Management Corporation (Stamford, CT), which is registered as an investment advisor under the Investment Advisors Act of 1940. Mr. Bunaes is also a director of the Reinsurance Association of America. Constitution Reinsurance Corporation has been a reinsurer of the Insurance Subsidiary for many years. In 1996 premiums paid to Constitution Reinsurance Corporation by the Insurance Subsidiary with respect to such reinsurance totaled approximately $39,900 and in 1997 is expected to be approximately $75,800.

     MR. COLE has served as President of the Company and its subsidiaries since July 1996. From March 1994 through July 1996, Mr. Cole was general counsel and executive vice president of JB Oxford Holdings, Inc. From 1991 through March 1994 Mr. Cole was of counsel to the law firm Rubinstein & Perry, A Professional Corporation, and Rubinstein & Perry, LLP, with an emphasis on business and corporation law with extensive involvement in corporate restructuring and securities industries matters. Mr. Cole was a founding partner of the law firm of Hendrickson, Higbie & Cole and served as a partner of the firm from 1981 to 1991.

     MR. HARTIGAN is a partner in the law firm of Morgan, Lewis & Bockius LLP, and has been a partner since 1986. Mr. Hartigan serves as a director of New California Life Holdings, Inc. and as a director of the not for profit corporation, Financial Institutions Insurance Association. Since July 1996, Morgan, Lewis & Bockius LLP has been retained to advise and represent the Company and its subsidiaries with respect to various corporate, securities and insurance regulatory matters.

     MR. JODEL has been President and Chairman of the Board of The Original San Francisco Toymakers, Inc., since January 1992. From 1984 to October 1991, he served in various executive capacities with Lewis Galoob Toys, most recently as President.

     MR. SPEIZER, a co-founder of the Company, has served on the Board of Directors of the Company since its inception. Since July 1996, Mr. Speizer has served as Chairman of the Board and Chief Executive Officer of the Company. Between November 1986 and October 1995, Mr. Speizer served as Chairman of the Board and Chief Executive Officer of the Company, and between June 1995 and October 1995, served as President of the Company. Between 1972 and October 1995, Mr. Speizer also served in various executive level capacities and as a director for the subsidiaries of the Company, and since July 1996, Mr. Speizer has served as a director and as Chairman of the Board and Chief Executive Officer of each of the subsidiaries of the Company.

VOTE REQUIRED; RECOMMENDATIONS OF BOARD OF DIRECTORS

     The election of directors will be determined by a plurality of the votes cast at the Annual Meeting by holders of shares represented in person or by proxy. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE NOMINEES SET FORTH HEREIN.

BOARD MEETING AND COMMITTEES

     The Board of Directors of the Company held a total of sixteen (16) meetings during the fiscal year ended December 31, 1996. Each person who was a director during 1996 attended or participated in at least 75% of the aggregate number of meetings of the Board of Directors and the number of meetings of committees on which he served.

     The Audit Committee of the Board of Directors, which currently consists of directors Saul B. Jodel and Kevin R. McCarthy, held four (4) meetings during the last fiscal year. The Audit Committee recommends the appointment of the Company's independent public accountants. It is primarily responsible for approving the services performed by the Company's independent public accountants and for reviewing and evaluating the Company's accounting principles and its system of internal accounting controls. Following the Annual Meeting, a new Audit Committee will be appointed.

     The Compensation Committee, which currently consists of directors Saul B. Jodel and Nuno Brandolini d'Adda, met eight (8) times during fiscal 1996. The Compensation Committee reviews and makes recommendations to the Board concerning the Company's executive compensation policy and administers the Company's 1986 Stock Option Plan. Following the Annual Meeting, a new Compensation Committee will be appointed.

     The Nominating Committee, which consists of Bruce A. Cole and Saul B. Jodel, did not meet during fiscal 1996 but held one meeting in 1997. The Nominating Committee identifies and recommends to the Board of Directors prospective candidates to be considered as nominees for election to the Board. The Nominating Committee will consider the names and qualifications of candidates for the Board submitted by shareholders in accordance with the procedures set forth in "Shareholder Proposals For Next Year's Meeting" above. Following the Annual Meeting, a new Nominating Committee will be appointed.

DIRECTOR COMPENSATION

     Each non-employee director of the Company is paid at the rate of $1,000 per month. Employee directors are not compensated for their services on the Board of Directors or on committees of the Board. Non-employee directors also participate in the 1991 Director Option Plan, as amended (the "Director Plan"). The Director Plan provides for the automatic grant of a nonstatutory stock option to purchase 50,000 shares of Common Stock of the Company on the date such person first becomes a director (which number was increased from 25,000 shares at the May 1995 Annual Meeting of Shareholders). All options granted under the Director Plan vest at the rate of one-fourth of the shares subject to the option on the first anniversary of the date of grant, with one-forty-eighth of such shares vesting at the end of each month thereafter. The Director Plan further provides that if Mr. Speizer and Howard L. Herman, the Company's former President, shall sell or otherwise transfer beneficial ownership of more than 75% of the aggregate number of shares controlled by them as of May 23, 1995, the optionee (except for options granted under the Director Plan to Mr. Speizer and/or Mr. Herman) shall thereafter have the right to exercise such option as to all of the optioned stock, including shares as to which such option would not otherwise be exercisable. As of May 23, 1995, Mr. Speizer and Mr. Herman controlled an aggregate of 1,772,329 shares which number is subject to adjustment in accordance with the provision of the Directors Plan regarding adjustments upon changes in capitalization or merger. On May 31, 1996, Mr. Speizer purchased 788,795 shares from Mr. Herman and certain Herman family members and trusts. On June 18, 1996, Mr. Speizer purchased 35,500 shares from Mr. Herman and his spouse. Such purchases constituted the purchase of all shares owned and beneficially owned by Mr. Herman.

During the fiscal year ended December 31, 1996, directors Brandolini, Jodel and McCarthy were each automatically granted an option to purchase 50,000 shares each at a per share exercise price of $5.875.

                                PROPOSAL NO. TWO

                APPROVAL OF AMENDMENT TO 1986 STOCK OPTION PLAN

GENERAL

     In November 1986 and June 1987, the Company's Board of Directors and shareholders, respectively, adopted and approved the 1986 Stock Option Plan, as amended (the "1986 Plan"). The 1986 Plan originally provided for the issuance of 460,000 shares of Common Stock of the Company. As of the Record Date, the shareholders have approved amendments to the 1986 Plan increasing the number of shares subject to the 1986 Plan to the current reserve of 1,006,820. For a more detailed description of the 1986 Plan, see "Summary of the 1986 Plan."

PROPOSAL

     In April 1997, the Board of Directors approved an amendment to the 1986 Plan to increase the number of shares reserved for issuance thereunder by an additional 100,000 shares for an aggregate of 1,106,820 shares reserved for issuance thereunder. At the Annual Meeting, the stockholders are being requested to approve this amendment. This amendment will become effective upon stockholder approval.

     The amendment of the 1986 Plan is proposed in order to give the Board of Directors flexibility to grant stock options. The purpose of the 1986 Plan is to provide additional incentive to employees and consultants to work to maximize shareholder value. The 1986 Plan also utilizes vesting periods to encourage key employees and consultants to continue in the employ of or service to the Company. The Company believes that the 1986 Plan is of great value in recruiting and retaining qualified personnel and consultants by the Company. The Board of Directors believes that the ability to grant options will be important to the future success of the Company by allowing it to remain competitive in attracting and retaining such key personnel.

SUMMARY OF THE 1986 PLAN

     As of the Record Date, outstanding options granted under the 1986 Plan were exercisable for a total of 458,728 shares of Common Stock, 178,036 shares of Common Stock have been issued upon exercise of stock options and 38,625 shares under the 1986 Plan remained available for grant.

     The essential features of the 1986 Plan are outlined below.

     Purpose. The purpose of the 1986 Plan is to provide additional incentive to employees and consultants to work to maximize shareholder value. The 1986 Plan also utilizes vesting periods to encourage key employees and consultants to continue in the employ of or service to the Company. Options granted under the 1986 Plan may only be nonstatutory options.

     Administration. The 1986 Plan must be administered by either the Board of Directors or a committee appointed by the Board (the "Committee"). The 1986 Plan is currently being administered by the Compensation Committee of the Board of Directors. The interpretation and construction of any provision of the 1986 Plan by the Committee shall be final and binding.

     Eligibility. The 1986 Plan provides that options may be granted to employees (including officers and directors who are also employees) and consultants of the Company and its majority-owned subsidiaries, all of whom are eligible to participate in the 1986 Plan. The Committee selects the optionees and determines the number of shares to be subject to each option. In making such determination, there is taken into account the duties and responsibilities of the optionee, the value of the optionee's services, his or her present and potential contributions to the success of the Company, and other factors deemed relevant by the Compensation Committee of the Board of Directors.

     The 1986 Plan provides for neither a maximum nor minimum number of shares of Common Stock which may be granted under option to any one optionee.

     As of the Record Date, the number of employees and consultants which were eligible to receive options under the 1986 Plan was approximately 475.

     Terms of Options. The terms of options granted under the 1986 Plan are to be determined by the Committee. Each option is to be evidenced by a stock option agreement between the Company and the employee or consultant to whom such option is granted, and is subject to the following additional terms and conditions. The following is a brief description of some of the additional terms and conditions contained in a stock option agreement, and does not purport to be a complete nor exhaustive collection of such terms and conditions:

          (a) Exercise of the Option: The optionee must earn the right to exercise his or her option by continuing to work for or provide services to the Company. The Committee determines when options granted under the 1986 Plan may be exercised. An option is exercised by giving written notice of exercise to the Company specifying the number of full shares of Common Stock to be purchased and simultaneously tendering payment of the purchase price to the Company. Payment for shares issued upon exercise of an option may consist of cash or check in United States currency.

          (b) Exercise Price: The option price is determined by the Committee but may in no event be less than the fair market value of the Common Stock on the date the option is granted. The fair market value on the date of grant is determined by the Committee based upon the mean of the bid and asked prices of the Common Stock for the date of grant, as reported in the Wall Street Journal (or, if not so reported, as otherwise reported by the National Association of Securities Dealers Automated Quotation (NASDAQ) System).

          (c) Termination of Employment or Consulting Relationship: The 1986 Plan provides that if the optionee's employment or consulting relationship with the Company is terminated for any reason other than death or disability, the option may be exercised within 30 days (or such longer period of time as determined by the Committee, but in no event later than the expiration date of the term of such option as set forth in the stock option agreement) after such termination and may be exercised to the extent the option was exercisable on the date of termination.

          (d) Disability: If an optionee should terminate his or her employment or consulting relationship as a result of total and permanent disability, the option may be exercised at any time within six (6) months (or such longer period of time as determined by the Committee, but in no event later than the expiration date of the term of such option as set forth in the stock option agreement) after such termination to the extent the option was exercisable on the date of termination.

          (e) Death: If an optionee should die while an employee of or a consultant to the Company, the option may be exercised at any time within 12 months after death (or such longer period of time as determined by the Committee, but in no event later than the expiration date of the term of such option as set forth in the stock option agreement), but only to the extent the option was exercisable on the date of death. If an optionee should die within 30 days (or such longer period of time as determined by the Committee, but in no event later than the expiration date of the term of such option as set forth in the stock option agreement) after termination of his or her employment or consulting relationship with the Company, the option may be exercised within six months after death (or such longer period of time as determined by the Committee, but in no event later than the expiration date of the term of such option as set forth in the stock option agreement) to the extent the option was exercisable on the date of termination of employment or the consulting relationship.

          (f) Termination of Options: No option may have a term greater than ten years.

          (g) Nontransferability of Options: An option is nontransferable by the optionee, other than by will or the laws of descent and distribution, and is exercisable during the optionee's lifetime only by the optionee, or in the event of optionee's death, by a person who acquires the right to exercise the option by bequest or inheritance or by reason of the death of the optionee.

          (h) Other Provisions: The option agreement may contain such other terms, provisions and conditions not inconsistent with the 1986 Plan as may be determined by the Committee.

     Adjustments Upon Changes in Capitalization; Corporate Transactions. In the event any change is made in the Company's capitalization as a result of a stock split, reverse stock split, stock dividend, combination or reclassification of the Company's Common Stock, appropriate adjustment shall be made in the option price and in the number of shares subject to the option. In the event of the proposed dissolution or liquidation of the Company, all outstanding options automatically terminate, unless otherwise provided by the Committee. The Committee may, in its discretion, make provision for accelerating the exercisability of options outstanding under the 1986 Plan in such event.

     In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, all outstanding options shall be assumed or an equivalent option shall be substituted by the successor corporation, unless the Committee determines, in its discretion and in lieu of such assumption or substitution to accelerate the exercisability of outstanding options.

     Amendment and Termination of the 1986 Plan. The Committee may amend the 1986 Plan at any time or from time to time or may terminate the 1986 Plan without approval of the shareholders; however, the approval of the holders of a majority of the outstanding shares of the Company represented and voting in person or by proxy at a meeting of shareholders and entitled to vote is required for any amendment which materially increases the benefits which may accrue to participants under the 1986 Plan. No such action by the Committee or shareholders may alter or impair any option previously granted under the 1986 Plan without the consent of the optionee. In any event, the 1986 Plan shall terminate in November 2006.

FEDERAL INCOME TAX INFORMATION

     Under current federal law, an optionee will not recognize any taxable income at the time he or she is granted a nonstatutory option. Upon the exercise of a nonstatutory stock option, the amount by which the fair market value of the shares on the date of exercise exceeds the option price is taxed to the optionee as ordinary compensation income. In general, the Company is entitled to an income tax deduction based on the amount of the ordinary compensation income realized by the optionee. At such time as the optionee sells shares issued to him upon exercise of his option, if the shares were held as capital assets, he will realize capital gain or loss (long-term or short-term, depending on whether the shares were held for more than one year before sale) in an amount equal to the difference between his tax basis in the shares and the selling price. The Company is not entitled to any tax deductions with respect to capital gains realized by the optionee.

     The foregoing is only a summary of the effect of current federal income taxation upon the optionee and the Company with respect to the grant and exercise of options under the 1986 Plan, does not purport to be complete, and does not discuss, among other things, the tax consequences of the optionee's death or the income tax laws of any municipality, state or foreign country in which an optionee may reside. The Company suggests that optionees consult with their individual tax advisors to determine the applicability of the tax aspects of options to their personal tax circumstances.

INFORMATION AS TO 1986 PLAN STOCK OPTION AWARDS

     The following table shows, for each of the executive officers named in the Summary Compensation Table and the various indicated groups, the number of shares of Common Stock subject to options granted under the 1986 Plan through the Record Date, together with the weighted average exercise price payable per share.

                         1986 PLAN STOCK OPTION AWARDS

                                                                   NUMBER OF       WEIGHTED AVERAGE
                             NAME                                OPTION SHARES      EXERCISE PRICE
---------------------------------------------------------------  -------------     ----------------
Mark A. Speizer(1).............................................     135,000             $ 8.62
  Chairman of the Board and CEO
John R. Gaulding...............................................      50,000               6.50
  Former Chairman of the Board, President and CEO
Melvyn D. Croner(2)............................................          --                 --
  Former Acting President, Acting CEO
  and Acting Chairman of the Board
Bruce A. Cole..................................................      75,000               5.88
  President
Tyron Yun......................................................      25,000               6.25
  Executive Vice President,
  Chief Information Officer
Robert J. Lelieur..............................................       5,000               4.88
  Vice President and Controller
Gerry L. Gauer.................................................      25,000               5.88
  Senior Vice President,
  Pinnacle Data Corporation
Paulette J. Taylor.............................................      72,250               6.92
  Former Executive Vice President, General Counsel and
Secretary
Kevin C. Eichler...............................................      75,000               6.58
  Former Executive Vice President,
  Chief Financial Officer and Treasurer
All current executive officers, as a group.....................     360,000               7.01
  (9 persons)
All current employees, including all current officers who are
  not executive officers, as a group...........................        122,200                 6.70

---------------

(1) In addition, Mr. Speizer holds an option to purchase common stock of the Company under the 1991 Director Option Plan. Under such plan Mr. Speizer holds a single option to purchase 50,000 shares at $6.25 per share.

(2) Mr. Croner does not hold any options to purchase common stock of the Company under the 1986 Plan. However, Mr. Croner holds an option to purchase common stock of the Company under the 1991 Director Option Plan. Under such plan Mr. Croner holds a single option to purchase 13,542 shares at $6.50 per share.

     In addition to the foregoing, six former employees of the Company hold options to purchase a total of 307,959 shares at a weighted average exercise price of $6.70.

VOTE REQUIRED; RECOMMENDATION OF BOARD OF DIRECTORS

     The affirmative vote of the holders of a majority of the shares represented in person or by proxy and voting at the Annual Meeting on this Proposal No. Two will be required to approve the amendment to the 1986 Plan. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

                               PROPOSAL NO. THREE

         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has selected Coopers & Lybrand L.L.P. ("Coopers & Lybrand"), independent accountants, to audit the financial statements of the Company for the fiscal year ending December 31, 1997. Coopers & Lybrand has audited the Company's financial statements since the fiscal year ended December 31,

1986. A representative of Coopers & Lybrand is expected to be present at the meeting, will have the opportunity to make a statement, and is expected to be available to respond to appropriate questions.

VOTE REQUIRED; RECOMMENDATION OF THE BOARD OF DIRECTORS

     The affirmative vote of the holders of a majority of the shares represented, in person or by proxy, and voting at the Annual Meeting on this Proposal No. Three is required to ratify the selection of Coopers & Lybrand as the Company's accountants. In the event that the shareholders do not approve the selection of Coopers & Lybrand, the appointment of the independent accountants will be reconsidered by the Board of Directors. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

                               OTHER INFORMATION

EXECUTIVE OFFICERS OF THE COMPANY

     The executive officers of the Company and their ages as of the Record Date, are set forth below. Except for Mr. Gauer and Mr. Padilla, the following hold the indicated office with respect to the Company and each of the subsidiaries of the Company.

            NAME               AGE                    POSITION WITH NATIONAL
-----------------------------  ---   ---------------------------------------------------------
Mark A. Speizer..............  53    Chief Executive Officer
Bruce A. Cole................  49    President
Robert P. Barbarowicz........  50    Executive Vice President, General Counsel and Secretary
Gregory S. Saunders..........  34    Executive Vice President, Treasurer and Chief Financial
                                     Officer
Tyron Yun....................  43    Executive Vice President and Chief Information Officer
C. Alan Paylor...............  51    Executive Vice President, Sales
Robert J. Lelieur............  54    Vice President and Controller
Gerry L. Gauer...............  32    Senior Vice President of Pinnacle Data Corporation
Larry Padilla................  47    Senior Vice President of Fastrac Systems, Inc., and of
                                     Fastrac Systems, Inc. Insurance Agent & Broker

     MR. SPEIZER, a co-founder of the Company, has served on the Board of Directors of the Company since its inception. Since July 1996, Mr. Speizer has served as Chairman of the Board and Chief Executive Officer of the Company. Between November 1986 and October 1995, Mr. Speizer served as Chairman of the Board and Chief Executive Officer of the Company, and between June 1995 and October 1995, served as President of the Company. Between 1972 and October 1995, Mr. Speizer also served in various executive level capacities and as a director for the subsidiaries of the Company, and since July 1996, Mr. Speizer has served as a director and as Chairman of the Board and Chief Executive Officer of each of the subsidiaries of the Company.

     MR. COLE was elected President of the Company and its subsidiaries in July 1996. From March 1994 through July 1996, Mr. Cole was general counsel and executive vice president of JB Oxford Holdings, Inc. From January 1991 through March 1994, Mr. Cole was of counsel to the law firm Rubinstein & Perry, A Professional Corporation, and Rubinstein & Perry, LLP, with an emphasis on business and corporation law with extensive involvement in corporate restructuring and securities industries matters. Mr. Cole was a founding partner of the law firm of Hendrickson, Higbie & Cole and served as a partner of the firm from 1981 to 1991.

     MR. BARBAROWICZ was elected Executive Vice President, General Counsel and Secretary of the Company in August 1996. From 1993 to 1996, Mr. Barbarowicz was a shareholder in the law firm Rubinstein & Perry, A Professional Corporation. Mr. Barbarowicz was of counsel to Rubinstein & Perry, LLP, from 1991 to 1993. From 1983 to 1990, Mr. Barbarowicz was First Vice President and Assistant General Counsel of H.F. Ahmanson & Company and was General Counsel for The Ahmanson Insurance Companies from 1982 to 1989. In 1995, Mr. Barbarowicz commenced voluntary proceedings under the provisions of Chapter 13 of the federal bankruptcy laws, which proceedings were voluntarily withdrawn by Mr. Barbarowicz within sixty days thereafter without any action taken or any debts discharged.

     MR. SAUNDERS joined the Company in March 1997 as Executive Vice President, Treasurer and Chief Financial Officer. From 1990 to 1997, Mr. Saunders held several senior management positions at Transcisco Industries, Inc., including Vice President and Chief Financial Officer. From 1985 through 1988, Mr. Saunders served in various financial management capacities at PLM International, Inc., including Controller of PLM Transportation Equipment Management, Inc. Prior to 1985, Mr. Saunders held finance and system analytical positions at American Express Company, Inc. and Control Data Business Advisors, Inc. Mr. Saunders earned his Masters in Business Administration from the Graduate School of Business at Harvard University.

     MR. YUN joined the Company in August 1995 as Executive Vice President and Chief Information Officer. He served, from 1991 to 1995, as Director of Applications and Components Engineering of DHL Systems, Inc., and held executive positions with Oracle Corporation from 1990 to 1991, and with Arthur Andersen & Company from 1977 to 1990.

     MR. PAYLOR joined the Company in September 1996 as Executive Vice President, Sales. From October 1993 to September 1996, Mr. Paylor was Vice-President, Sales for First American Real Estate Information Services, Inc. Mr. Paylor served as Vice President, Sales for Computer Power, Inc. from January 1992 until October 1993.

     MR. LELIEUR joined the Company in November 1995 as Director of Finance and Controller. Mr. Lelieur currently serves as Vice President and Controller. From 1991 through October 1995 Mr. Lelieur served as Director of Finance for Advanced Computer Group Software where he was directly responsible for finance, accounting and human resources functions.

     MR. GAUER was elected Senior Vice President of Pinnacle Data Corporation in July 1996. From August 1995 through July 1996, Mr. Gauer was a consultant and temporary employee of Pinnacle Data Corporation. From 1994 through August 1995, Mr. Gauer was self employed as a financial consultant. Mr. Gauer was Operations Manager for Foster Ousley Conley, a nationwide appraisal firm, from 1992 until 1994, where he managed the sales, customer service, production and human resources functions as well as facilities management. In such capacity he managed a staff of approximately 120, including professional appraisers, productions managers, supervisors and processors.

     MR. PADILLA joined Fastrac Systems, Inc. and Fastrac Systems, Inc. Insurance Agent & Broker in June 1996 as Senior Vice President. From May 1994 until May 1996, Mr. Padilla was Senior Vice President and Director of Loan Administration at First Interstate Bank. Mr. Padilla was First Vice President at Great Western Bank from May 1990 to May 1994.

     The executive officers serve at the discretion of the Board of Directors of the Company. Mr. Speizer and Mr. Cole have each entered into employment agreements with the Company for a three year term commencing July 11, 1996. Mr. Speizer's and Mr. Cole's employment agreements each provide, among other things, that during the term of the employment agreements the Board of Directors may terminate Mr. Speizer's or Mr. Cole's employment only upon written notice for cause. Cause is defined as a conviction of a felony or a finding of liability based on intentional tortuous conduct consisting of a breach of fiduciary duty relating to his performance as an officer and/or director of the Company. In addition, Mr. Cole's employment agreement provides that if the Company terminates Mr. Cole for reasons other than for cause, the Company shall pay Mr. Cole, in a single payment payable upon termination, an amount equal to (i) his unpaid base salary for the remainder of the three year term, (ii) the undiscounted remaining costs to provide the benefits provided in the employment agreement for the remainder of the three year term, such as the cost of Mr. Cole's membership and participation in professional associations, a $1,000 per month automobile allowance and premiums for certain insurance, including a $1 million life insurance policy, and (iii) any unpaid bonus from the previous year plus any bonus payable pursuant to any bonus plan then in effect.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the beneficial ownership of Common Stock of National as of the Record Date, by (i) each person or entity who is known by National to beneficially own more than 5% of National's Common Stock, (ii) the Named Officers, (iii) each of National's current directors and director nominees, and (iv) all current directors, director nominees and executive officers as a group. A total of 3,916,103 shares of National's Common Stock were issued and outstanding as of the Record Date. For the purposes of the following information, any securities not outstanding which are subject to options or other right to acquire within 60 days of the Record Date are deemed to be outstanding for the purposes of computing the percentage of outstanding securities owned by such individual, but are not deemed to be outstanding for the purpose of computing the percentage of outstanding securities owned by any other person.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

                                                                            NUMBER        PERCENT
                            NAME AND ADDRESS                             OF SHARES(1)     OF TOTAL
------------------------------------------------------------------------ ------------     --------
Mark A. Speizer(2)......................................................   1,980,250        49.3%
  395 Oyster Point Blvd., Suite 500
     South San Francisco, CA 94080
Brinson Partners, Inc. and its affiliated entities(3)...................     509,399        13.0%
  209 South LaSalle Street
     Chicago, IL 60604-1295
Arabella, S.A.(4).......................................................     300,000         7.7%
  35, Rue Glesener
     L-1631 Luxembourg
Dimensional Fund Advisors Inc.(5).......................................     224,700         5.7%
  1299 Ocean Avenue, 11th Floor
     Santa Monica, CA 90401
Bankers Insurance Company(6)............................................     200,500         5.1%
  360 Central Avenue
     St. Petersburg, FL 33701
Bruce A. Cole(7)........................................................      27,000           *
Tyron Yun(8)............................................................      12,329           *
Robert J. Lelieur(9)....................................................       2,083           *
Gerry L. Gauer(10)......................................................       6,250           *
Nuno Brandolini d'Adda(11)..............................................      12,500           *
Kevin R. McCarthy(12)...................................................      12,500           *
Saul B. Jodel(13).......................................................      12,500           *
Bard E. Bunaes(14)......................................................       9,800           *
John F. Hartigan........................................................          --          --
John R. Gaulding(15)....................................................      50,000         1.3%
Melvyn D. Croner(16)....................................................      13,542           *
Paulette J. Taylor(17)..................................................      72,250         1.8%
Kevin C. Eichler(18)....................................................      75,000         1.9%
All current directors, director nominees and executive officers as a group
  (14 persons)(19)......................................................   2,083,712        50.7%

---------------

 *  Less than 1%

 (1) The number and percentage of shares beneficially owned is determined under rules of the Securities and Exchange Commission (the "SEC"), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of the Record Date through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power(or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.

 (2) Includes: (i) 98,541 shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of the Record Date, (ii) 2,400 shares held by Mr. Speizer's spouse, Linda Speizer, (iii) 4,800 shares held by Mr. Speizer and his wife for the benefit of each of Mr. Speizer's two daughters (2,400 shares for the benefit of each daughter) and
     (iv) an aggregate of 636,000 shares which have been pledged to Commercial Bank of San Francisco and The Pacific Bank National Association as collateral for loans to Mr. Speizer. Also includes 300,000 shares which will be transferred to Arabella S.A. on or before June 30, 1997. See, "Certain Transactions."

 (3) Based on Amendment No. 7 to Schedule 13G dated February 12, 1997, filed by Brinson Partners, Inc. ("BPI") with the SEC on behalf of itself, Brinson Trust Company ("BTC"), Brinson Holdings, Inc. ("BHI"), SBC Holding (USA), Inc. ("SBCUSA") and Swiss Bank Corporation ("SBC"). BTC is a wholly-owned subsidiary of BPI. BPI is a wholly-owned subsidiary of BHI. BHI is a wholly-owned subsidiary of SBCUSA. SBCUSA is a wholly-owned subsidiary of SBC, BPI, BHI, SBCUSA and SBC share voting and dispositive power with respect to 509,399 shares, of which shares BTC shares voting and dispositive power with respect to 150,364 shares.

 (4) Represents 300,000 shares which will be acquired from Mark Speizer on or before June 30, 1997. See "Certain Transactions."

 (5) Based on a Form 13F dated April 29, 1997, provided to the Company by Dimensional Fund Advisors, Inc. disclosing ownership of 224,700 shares.

 (6) Based on Schedule 13D dated June 12, 1996, filed by Bankers Insurance Company with the SEC pursuant to which Bankers Insurance Company disclosed the acquisition of 300,500 shares. Based on information provided to National in connection with National's preparation of its Form 10-K, Bankers Insurance Company disposed of 100,000 shares.

 (7) Includes 25,000 shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of the Record Date.

 (8) Includes 11,979 shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of the Record Date.

 (9) Represents 2,083 shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of the Record Date.

(10) Represents 6,250 shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of the Record Date.

(11) Represents 12,500 shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of the Record Date.

(12) Represents 12,500 shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of the Record Date.

(13) Represents 12,500 shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of the Record Date.

(14) Includes 3,800 shares held by Mr. Bunaes for the benefit of his daughter.

(15) Represents 50,000 shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of the Record Date.

(16) Represents 13,542 shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of the Record Date.

(17) Represents 72,250 shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of the Record Date.

(18) Represents 75,000 shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of the Record Date.

(19) Includes an aggregate of 191,353 shares issuable upon exercise of outstanding options exercisable within 60 days of the Record Date.

CHANGE IN CONTROL

     During 1996 Mark A. Speizer acquired a number of shares of common stock of the Company through a series of transactions which are described in more detail in "Certain Transactions."

COMPLIANCE WITH SECTION 16 OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires National's officers and directors and persons who own more than ten percent (10%) of a registered class of National's equity securities, to file certain reports regarding ownership of, and transactions in, National's securities with the SEC. Such officers, directors and ten percent (10%) shareholders are also required by SEC rules to furnish National with copies of all Section 16(a) forms that they file.

     Based solely on its review of such forms received by it, or written representations from certain reporting persons, National believes that during fiscal 1996 all Section 16(a) filing requirements applicable to its officers, directors and ten percent (10%) shareholders were complied with.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth compensation received in the last three fiscal years by (i) each individual who served as National's Chief Executive Officer during the last fiscal year, (ii) each of the four other most highly compensated executive officers whose salary plus bonus exceeded $100,000 during the last fiscal year who served as executive officers at the end of the fiscal year ended December 31, 1996, and (iii) Paulette J. Taylor and Kevin C. Eichler, who would have qualified as executive officers pursuant to item (ii) but for the fact that they were not serving as executive officers as of the end of the fiscal year ended December 31, 1996 (collectively, the "Named Officers").

                           SUMMARY COMPENSATION TABLE

                                                                         LONG TERM
                                                                        COMPENSATION
                                                                        ------------
                                                       ANNUAL
                                                    COMPENSATION           AWARDS
                                                 ------------------     ------------      ALL OTHER
                                                 SALARY      BONUS        OPTIONS        COMPENSATION
     NAME AND PRINCIPAL POSITION        YEAR       ($)        ($)           (#)              ($)
--------------------------------------  ----     -------     ------     ------------     ------------
Mark A. Speizer.......................  1996     134,601     60,000        75,000            23,828(1)
  Chairman of the Board and CEO         1995     565,212(2)       0        50,000           602,000(3)
                                        1994     297,711          0        50,000(4)              0
John R. Gaulding(5)...................  1996     104,319          0        50,000           743,200(6)
  Former President and CEO              1995          --         --            --                --
                                        1994          --         --            --                --
Melvyn D. Croner(7)...................  1996     120,000          0             0             3,000(8)
  Former Acting President, Acting       1995      75,000          0        50,000             6,000(9)
  CEO and Acting Chairman of the Board  1994          --         --            --                --
Bruce A. Cole(10).....................  1996     124,923     40,000        75,000            23,490(11)
  President                             1995          --         --            --                --
                                        1994          --         --            --                --
Tyron Yun.............................  1996     129,288     20,000             0                 0
  Executive Vice President, Chief       1995      47,500          0        25,000                 0
  Information Officer                   1994          --         --            --                --
Robert J. Lelieur.....................  1996      89,288     15,000             0                 0
  Vice President and Controller         1995      12,750          0         5,000                 0
                                        1994          --         --            --                --

                                                                         LONG TERM
                                                                        COMPENSATION
                                                       ANNUAL
                                                    COMPENSATION           AWARDS         ALL OTHER
                                                 SALARY      BONUS        OPTIONS        COMPENSATION
     NAME AND PRINCIPAL POSITION        YEAR       ($)        ($)           (#)              ($)
--------------------------------------           -------     ------     ------------       -------
Gerry L. Gauer........................  1996     153,000     23,000        25,000                 0
  Senior Vice President, Pinnacle       1995      27,333          0             0                 0
  Data Corporation                      1994          --         --            --                --
Paulette J. Taylor(12)................  1996     105,384          0        50,000           195,000(13)
  Former Executive Vice President,      1995     144,231          0         5,000                 0
  General Counsel and Secretary         1994     121,635          0        16,000(14)             0
Kevin C. Eichler(15)..................  1996      96,154          0        50,000           195,000(16)
  Former Executive Vice President,      1995      62,308          0        25,000                 0
  Chief Financial Officer and
     Treasurer                          1994          --         --            --                --

---------------

(1) Represents $12,458 of premiums on a term life insurance policy paid by the Company for Mr. Speizer's benefit, an automobile allowance of $5,370 and $6,000 payable to non-employee directors of National.

(2) Includes severance payment of $285,000 attributable to salary relating to Mr. Speizer's termination of employment with National in October 1995.

(3) Represents severance payment of $600,000 (the "Severance Payment") and $2,000 payable to non-employee director of National. Pursuant to the terms of a severance agreement between Mr. Speizer and the Company Mr. Speizer was required to repay to the Company the Severance Payment in the event he became an employee of the Company to the extent set forth in "Certain Transactions."

(4) Pursuant to National's February 1994 option repricing program (the "February Repricing"), this option was granted upon the simultaneous cancellation of an option to purchase a like number of shares granted in fiscal 1993.

(5) Mr. Gaulding served as a consultant to the Company in February and March 1996. He served as President, Chief Executive Officer and Chairman of the Board from April 1996 until July 1996.

(6) Represents payments made upon a change of control of the Company pursuant to the terms of a the Second Amendment of John R. Gaulding At-Will Employment Agreement dated July 10, 1996.

(7) Mr. Croner served as Acting President, Acting Chief Executive Officer and Acting Chairman of the Board until John R. Gaulding assumed such positions in April 1996.

(8) Represents compensation payable to non-employee director of National.

(9) Represents compensation payable to non-employee director of National.

(10) Mr. Cole assumed the position of President in July 1996.

(11) Represents $18,120 of premiums on a term life insurance policy paid by the Company for Mr. Cole's benefit and an automobile allowance of $5,370.

(12) Ms. Taylor terminated her employment with the Company effective July 1996.

(13) Represents payment made upon a change of control of the Company pursuant to the terms of that certain Change of Control Severance Agreement and Mutual Release dated July 10, 1996 between Ms. Taylor and National.

(14) Pursuant to the National's November 1994 option repricing program (the "November Repricing"), options to purchase an aggregate of 11,000 shares were granted upon the simultaneous cancellation of options to purchase an aggregate of 11,000 shares granted in prior fiscal years. In addition, an option to purchase 5,000 shares was granted pursuant to the November Repricing upon the simultaneous cancellation of an option to purchase 5,000 shares granted pursuant to the February Repricing.

(15) Mr. Eichler terminated his employment with the Company effective July 1996.

(16) Represents payment made upon a change of control of the Company pursuant to the terms of that certain Change of Control Severance Agreement and Mutual Release dated June 26, 1996 between Mr. Eichler and National.

OPTION GRANTS IN LAST FISCAL YEAR

     The following tables set forth, as to the Named Officers, certain information relating to stock options granted during fiscal 1996.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                               POTENTIAL
                                              INDIVIDUAL GRANTS                               REALIZABLE
                         ------------------------------------------------------------      VALUE AT ASSUMED
                         NUMBER OF         PERCENT                                          ANNUAL RATES OF
                         SECURITIES        OF TOTAL                                           STOCK PRICE
                         UNDERLYING        OPTIONS                                           APPRECIATION
                          OPTIONS         GRANTED TO       EXERCISE OR                    FOR OPTION TERM(3)
                          GRANTED        EMPLOYEES IN      BASE PRICE      EXPIRATION     -------------------
         NAME               (#)         FISCAL YEAR(1)       ($/SH)         DATE(2)        5%($)      10%($)
-----------------------  ----------     --------------     -----------     ----------     -------     -------
Mark A. Speizer........    75,000            18.0%            5.875          07/11/06     277,125     702,375
John R. Gaulding.......    50,000            12.0%            6.500          02/25/06     204,500     518,000
Melvyn D. Croner.......         0              --                --                --          --          --
Bruce A. Cole..........    75,000            18.0%            5.875          07/11/06     277,125     702,375
Tyron Yun..............         0              --                --                --          --          --
Robert J. Lelieur......         0              --                --                --          --          --
Gerry L. Gauer.........    25,000             6.0%            5.875          07/11/06      92,375     234,125
Paulette J. Taylor.....    50,000            12.0%            7.000          07/11/98(4)   36,000      73,500
Kevin C. Eichler.......    50,000            12.0%            6.750          07/11/98(4)   34,500      83,500

---------------

(1) The total number of shares subject to options granted to employees in fiscal 1996 was 416,000.

(2) Options may terminate before their expiration upon the termination of optionee's status as an employee or consultant, the optionee's death or an acquisition of National.

(3) Potential realizable value assumes that the stock price increases from the date of grant until the end of the option term (10 years except in the cases of Ms. Taylor and Mr. Eichler whose option term ends effective July 11,
    1998) at the annual rate specified (5% and 10%). Annual compounding results in total appreciation of 63% (at 5% per year) and 159% (at 10% per year). If the price of National's Common Stock were to increase at such rates from the price at 1996 fiscal year end ($4.375 per share) over the next 10 years, the resulting stock price at 5% and 10% appreciation would be $7.13 and $11.35, respectively. The assumed annual rates of appreciation are specified in SEC rules and do not represent National's estimate or projection of future stock price growth. National does not necessarily agree that this method can properly determine the value of an option.

(4) The option term of the options granted to Ms. Taylor and to Mr. Eichler will end July 11, 1998 pursuant to the terms of their respective severance agreements with the company. See "Certain Transactions" regarding the terms of such severance agreements.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
VALUES

     There were no option exercises in fiscal 1996 by the Named Officers. The following table provides information with respect to the value of unexercised options held by the Named Officers at the close of business on December 31, 1996.

                                                NUMBER OF SECURITIES               VALUE OF UNEXERCISED
                                               UNDERLYING UNEXERCISED              IN-THE-MONEY OPTIONS
                                           OPTIONS AT FISCAL YEAR END (#)        AT FISCAL YEAR END ($)(2)
                                          --------------------------------     -----------------------------
                  NAME                    EXERCISABLE(1)     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
----------------------------------------  --------------     -------------     -----------     -------------
Mark A. Speizer.........................       70,000(3)         125,000(4)        --               --
John R. Gaulding........................       50,000(5)               0           --               --
Melvyn D. Croner........................       13,542(5)               0           --               --
Bruce A. Cole...........................            0             75,000           --               --
Tyron Yun...............................        8,333             16,667           --               --
Robert J. Lelieur.......................        1,354              3,646           --               --
Gerry L. Gauer..........................            0             25,000           --               --
Paulette J. Taylor......................       72,250(5)               0           --               --
Kevin C. Eichler........................       75,000(5)               0           --               --

---------------

(1) Options granted under National's 1986 Stock Option Plan are fully exercisable from their date of grant, whether or not vested. Unvested shares purchased upon exercise of an option are subject to a repurchase option in favor of National, which repurchase option lapses over time. The options listed as Exercisable are those which could be exercised without being subject to a repurchase option in favor of National.

(2) Market value of underlying securities based on the closing price of $4.375 of National's Common Stock on the NASDAQ National Market on December 31, 1996, minus the exercise price. None of the options held by the Named Officers were exercisable at a price of $4.375 or less.

(3) Represents 55,417 under the 1986 Stock Option Plan and 14,583 under the 1991 Director Option Plan.

(4) Represents 89,583 under the 1986 Stock Option Plan and 35,417 under the 1991 Director Option Plan.

(5) At December 31, 1996 all of such shares were vested.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Company's Board of Directors is composed of two non-employee directors, Saul B. Jodel and Nuno Brandolini d'Adda. No interlocking relationship exists between the Company's Board of Directors and the compensation committee of any other company, nor has any such interlocking relationship existed in the past.

     Mr. Brandolini is the sole shareholder, a director and chief executive officer of Scorpion Holdings, Inc., a Delaware corporation ("Scorpion"). In September 1996, National entered into a one year consulting agreement with Scorpion pursuant to which Scorpion would render services relating to investments, acquisitions and other potential transactions in exchange for an annual fee of $300,000 plus reimbursement for costs and expenses. Mr. Brandolini is a director of National. For a more detailed description of such consulting agreement, see "Certain Transactions."

     Mr. Brandolini is a shareholder, director and officer of Hydrodynamics Corporation ("Hydrodynamics"). In October 1996, National entered into a bridge loan agreement with Hydrodynamics, pursuant to which National loaned to Hydrodynamics $300,000. In December 1996, Hydrodynamics commenced voluntary proceedings under Chapter 11 of the federal bankruptcy laws. In February 1997, Arabella, S.A. purchased from National the Convertible Promissory Note of Hydrodynamics issued to National for a purchase price of $300,000. National assigned its rights under the Convertible Promissory Note and the Stock Purchase Warrant to Arabella, S.A. Mr. Brandolini is also a director of Arabella, S.A.

                              CERTAIN TRANSACTIONS

     Pursuant to an Option and Stock Purchase Agreement entered into on May 1, 1996, as amended (the "Stock Purchase Agreement"), between Howard L. Herman and Marcia Herman, Bradley Herman, Barbara Herman, and the Joel Franklin Herman Trust (collectively, the "Sellers"), and Mr. Speizer, Mr. Speizer agreed to purchase from the Sellers a total of 824,295 shares of Common Stock of National (the "Herman Shares") for a purchase price of $10.50 per share. 788,795 of the Herman Shares were purchased on May 31, 1996 and the remaining 35,500 Herman Shares were purchased on June 18, 1996. The Herman Shares represent approximately 17.5% of the then outstanding stock of the Company.

     Mr. Speizer's agreement to purchase the Herman Shares pursuant to the Stock Purchase Agreement was expressly conditioned upon receipt of an approval from the Commissioner, or an exemption granted by the Commissioner from the full filing and prior approval requirements set by the Commissioner. On May 23, 1996, the Commissioner granted such exemption.

     Pursuant to the Stock Purchase Agreement, the purchase price for the Herman Shares was $8,655,098, of which $3,074,805 was paid in cash, and $5,580,293 was paid by promissory notes payable by Mr. Speizer to the Sellers (the "Speizer Notes"). The Speizer Notes are payable over fifteen years, shall bear interest at 9% per annum and are payable in monthly installments of principal and interest in the aggregate amount of $56,599 per month. As collateral for the Speizer Notes, Mr. Speizer pledged to the Sellers, pursuant to Security Agreements and Stock Pledges, the Herman Shares and 400,000 additional shares of the Company's Common Stock currently owned by Mr. Speizer (together the "Pledged Shares"). The Pledged Shares are to be held in escrow by City National Bank (of Beverly Hills, California) pursuant to the terms of an Escrow Agreement dated May 31, 1996 between Mr. Speizer, the Sellers and City National Bank as escrow agent.

     Mr. Speizer obtained from Arabella S.A. ("Arabella"), a Luxembourg company, a line of credit for up to $4.2 million. Advances under the line of credit from Arabella are evidenced by a one-year term note bearing interest at 10% per annum (the "Arabella Note"). The Arabella Note is unsecured and no principal or accrued interest is due and payable by Mr. Speizer until May 31, 1997, the end of the term. Such line of credit was available to fund the purchase of the Herman Shares and remains available to fund amounts necessary for Mr. Speizer to make any regularly scheduled payments of principal and interest on the Speizer Notes during the term of the Arabella Note and certain other expenses. In February 1997 Mr. Speizer and Arabella agreed, subject to any required regulatory approvals, that Arabella would accept as payment in full of the obligations owing by Mr. Speizer to Arabella under the Arabella Note on the payment date thereof, which shall be not later than June 30, 1997, the sum of $2,000,000 in cash and 300,000 shares of the Company's Common Stock. On April 14, 1997, it was determined that no further regulatory approvals were required for such transaction.

     As of May 31, 1996, Mr. Speizer agreed to the terms of an option agreement set forth on a certain Term sheet for Option Agreement (the "Term Sheet") which required him to negotiate in good faith to enter into an option agreement with Scorpion Acquisition, LLC, a Delaware limited liability company ("Scorpion LLC"). The Term Sheet provided that, subject to obtaining California Department of Insurance approval of the acquisition, Scorpion LLC would acquire from Mr. Speizer the Pledged Shares and assume Mr. Speizer's obligations under the Speizer Notes and the Arabella Note pursuant to a six month option that was subject to extension to be granted by Mr. Speizer to Scorpion LLC. In February 1997, Mr. Speizer entered into a Purchase and Sale Agreement (the "Purchase Agreement") with Scorpion, LLC, pursuant to which Scorpion LLC agreed to sell, and Mr. Speizer agreed to purchase, all of the rights and interest conveyed by Mr. Speizer to Scorpion LLC under the Term Sheet (the "Rights"). The closing of such transaction is scheduled to take place not later than June 30, 1997. In consideration for Scorpion LLC's sale of the Rights to Mr. Speizer, Mr. Speizer will pay to Scorpion LLC an amount equal to the greater of $4,000,000 or 50% of the notional profits that would have been earned on a notional 924,000 shares of the Common Stock of the Company with a notional cost of $7.75 per share, each subject to adjustments. Profits are determined by reference to the average closing price of the Common Stock of the Company (and the average closing price of securities other than Common Stock paid by dividend, spin-off or otherwise on Common Stock ("Distributed Stock")) during the fifteen business days preceding and the fifteen business days following June 30, 2002, or if Scorpion LLC has made an election permitted under the Purchase Agreement, that date between January 1,

2000 and June 30, 2002 that is so elected. Mr. Speizer may pay the purchase price in cash and/or in shares of Common Stock of the Company and/or Distributed Stock, subject to having received any necessary approvals or exemptions for the California Insurance Commissioner as may be required by statute or regulation. The transactions under the Purchase Agreement are specifically conditioned upon the parties having received the necessary approvals or exceptions from the California Insurance Commissioner as may be required by statute or regulation. Mr. Speizer advised the Commissioner of the transactions and it was determined on April 14, 1997, that no further regulatory approvals were required for the transactions.

     In February 1996, John R. Gaulding entered into a Consulting Agreement with the Company, pursuant to which he agreed to provide consulting services to the Company for the months of February and March 1996 at a rate of $25,000 per month. In February 1996, the Company entered into an At-Will Employment Agreement (the "Agreement") with Mr. Gaulding, pursuant to which Mr. Gaulding agreed to serve, commencing April 1, 1996, as Chief Executive Officer and President of National and each of its subsidiaries, and the Company agreed to pay Mr. Gaulding a signing bonus of $100,000, payable in installments of $50,000 on April 1, 1996 and $25,000 on each of October 1, 1996 and January 1, 1997 (the "Signing Bonus"), and an annual salary of $300,000. Pursuant to an incentive performance program recommended by the Compensation Committee of the Board of Directors and approved by the Board of Directors, which program was to set specific goals and performance criteria and targets for fiscal years 1996 and 1997 ("Incentive Plan Criteria and Targets"), Mr. Gaulding would have been eligible to receive an annual incentive award of (i) up to $150,000 for achieving the at target goal of the Incentive Plan Criteria and Targets, (ii) up to $90,000 for achieving an acceptable but not at target goal, and (iii) $300,000 for achieving an exceptional above target goal, provided that the incentive compensation for 1996 would have been pro rated based upon the months Mr. Gaulding was a full time employee and officer of the Company. New goals and incentives for calendar years subsequent to 1997 were to be defined by the Board of Directors; however, the at target incentive award was not to be less than $100,000, prorated for the year. Pursuant to the Agreement, Mr. Gaulding was granted an option to purchase 250,000 shares of Common Stock of National, all of which shares were to vest on March 31, 1998, subject to acceleration of vesting in the event of Mr. Gaulding's termination of employment in connection with a "change in control of the Company" or in the event of an "adverse change in the board of directors," as such terms were to be defined by June 30, 1996. The Company also agreed to provide Mr. Gaulding with a monthly automobile allowance of $1,000 and provided for participation by Mr. Gaulding and his immediate family in such group insurance plans and other employee benefits as the Company maintained. In addition, the Company agreed to reimburse the premium cost of $1.3 million life insurance policy for the period April 1, 1996 through March 31, 1998, up to a maximum premium amount of $10,000 per year. In addition, the Agreement provided that in the event of termination of employment by the Company without cause, Mr. Gaulding was to receive any installment of the Signing Bonus not yet paid and a severance payment ranging from (i) $150,000, in the event his employment was terminated more than 18 months but less than twenty-four months following the date of the Agreement, to (ii) $300,000, in the event his employment was terminated within nine months following the date of the Agreement. Minor modifications of the foregoing were made in a First Amendment to the foregoing Agreement.

     In July 1996, National entered into the Second Amendment of John R. Gaulding At-Will Employment Agreement with John R. Gaulding. The Second Amendment provided that upon a change of control (as defined therein) that Mr. Gaulding would receive a change of control payment of $350,000. For a period of twenty-four (24) months after a change of control, Gaulding would make himself available to provide consulting services to the Company. As compensation Gaulding was to receive a payment of $14,300 per month for such twenty-four month period with the full amount which would be payable over such period to be paid upon a change of control into a rabbi trust. As additional compensation Mr. Gaulding was to receive a payment of up to $10,000 for life insurance, a payment of up to $25,000 for office rental and related expenses, and reimbursement of reasonable expenses incurred by Gaulding in providing such consulting services to National. The Second Amendment also provided that the option to purchase 250,000 shares of Common Stock of National, which Gaulding received in the Agreement, would be amended as of the date of a change of control so that it covered only 50,000 shares, which option would be fully exercisable and one hundred percent (100%) vested and would remain exercisable for a period of ten years following the date of grant. The grant with respect to the remaining 200,000 shares would become void upon a change of control. In July 1996,

Mr. Gaulding resigned following a change of control thereby causing National to pay the foregoing amounts and his receipt of the indicated benefits. See "Executive Compensation -- Summary Compensation Table."

     In order to provide an incentive for continued employment during any change of control, in July 1996 National entered into a Change of Control Severance Agreement and Mutual Release with each of (i) Paulette J. Taylor, then Executive Vice President, General Counsel and Secretary of National, (ii) Roger A. Conley, then Executive Vice President, Sales of National, and (iii) Kevin C. Eichler, then Executive Vice President and Chief Financial Officer of National. Pursuant to such Agreements, National agreed that if the particular individual terminated employment at any time within twelve (12) months following a change of control of National, as defined in the Agreement, then National would provide the following benefits to such individual: (i) a cash payment equal to one year's salary, (ii) a cash payment of $10,000, in lieu of twelve (12) months of employer-paid COBRA benefits, (iii) a cash payment of $35,000, in lieu of outplacement counseling and assistance benefits, (iv) one hundred percent (100%) vesting of the unvested portion of any stock option held by the individual, and
(v) stock options held by the individual would remain exercisable for a period of two years following the date of such individual's termination of employment with National. In July 1996, Ms. Taylor, Mr. Eichler and Mr. Conley resigned their positions with National following a change of control thereby causing National to pay the foregoing amounts to each of them and their receipt of the indicated benefits. See "Executive Compensation -- Summary Compensation Table."

     In July 1996, National entered into an employment agreement with Mark A. Speizer pursuant to which Mr. Speizer was engaged as National's Chairman of the Board and Chief Executive Officer. The term of such employment agreement is three years. Mr. Speizer is paid a salary of $300,000 per year. Mr. Speizer was granted an option to purchase 75,000 shares of Common Stock of National, one-third of which options shall vest after one (1) year with the balance vesting monthly over the next 24 months. The employment agreement further provided for a waiver of the limitation of employment provisions contained in the Severance Agreement and Release of Claims entered into by Mr. Speizer and National on October 19, 1995 (the "Severance Agreement"). The Severance Agreement was entered into in connection with the termination of Mr. Speizer's employment in 1995. Pursuant to that agreement, Mr. Speizer was paid approximately $885,000. Section 7.3 of the Severance Agreement provided that "Speizer agrees that he will not seek nor accept employment with the Company in the future and that the Company is entitled to reject without cause any application for employment with the Company made by him, and not hire him, and that Speizer shall have no cause of action against the Company arising out of any such rejection. *** If Speizer in any other manner becomes an employee of the Company, Speizer shall be obligated to return all amounts paid to him pursuant to this Severance Agreement and Release unless otherwise agreed in writing by the parties hereto."

     The employment agreement provided that the provisions of the Severance Agreement limiting Mr. Speizer's right to accept future employment with National are null and void and that the obligation to repay any amounts paid to Mr. Speizer under the Severance Agreement are waived provided that Mr. Speizer remains employed by National for the three year term of his employment agreement. Section 8 of the employment agreement provides: "WAIVER OF LIMITATION ON REEMPLOYMENT. The parties agree that Section 7.3 of the Severance Agreement and Release of Claims entered into between Speizer and the Company on October 19, 1995, limiting Speizer's right to accept future employment with the Company shall be null and void, and the Company waives any right it may have or may have had under that provision to require Speizer to forfeit sums paid under the Severance and Release Agreement provided that Speizer remains employed by the Company during the Term of this Agreement. Notwithstanding the foregoing, in the event of Speizer's death or disability, Speizer or his estate will not be obligated to forfeit said sums."

     In July 1996 National entered into an employment agreement with Bruce A. Cole pursuant to which Mr. Cole was engaged as National's President. The term of such employment agreement is three years. Mr. Cole is paid a salary of $290,000 per year. Mr. Cole was granted an option to purchase 75,000 shares of Common Stock of National one-third of which options shall vest after one (1) year with the balance vesting monthly over the next 24 months. Mr. Cole's employment agreement provides, among other things, that during the term of the employment agreement the Board of Directors may terminate Mr. Cole's employment only upon written notice for cause. Cause is defined as a conviction of a felony or a finding of liability based on intentional tortuous conduct consisting of a breach of fiduciary duty relating to his performance as an officer and/or director of the Company. In addition, Mr. Cole's employment agreement provides that if the Company terminates Mr. Cole for reasons other than for cause, the Company shall pay Mr. Cole, in a single payment payable upon termination, an amount equal to (i) his unpaid base salary for the remainder of the three year term, (ii) the undiscounted remaining costs to provide the benefits provided in the employment agreement for the remainder of the three year term, such as the cost of Mr. Cole's membership and participation in professional associations, a $1,000 per month automobile allowance and premiums for certain insurance, including a $1 million life insurance policy, and (iii) any unpaid bonus from the previous year plus any bonus payable pursuant to any bonus plan then in effect.

     In August 1996, National entered into an employment agreement with C. Alan Paylor pursuant to which Mr. Paylor was engaged as National's Executive Vice President, Sales. The agreement is an at-will employment agreement. Mr. Paylor is paid a salary of $130,000 per year plus certain incentive compensation based on the Company attaining certain revenue goals.

     In September 1996 National entered into a consulting agreement with Scorpion Holdings, Inc., a Delaware corporation ("Scorpion") pursuant to which Scorpion agreed to provide certain consulting services in connection with (i) management and strategic planning, (ii) the identification of financing, acquisitions and divestiture opportunities for National, and (iii) other matters relating to the day-to-day business and operation of National or any of its subsidiaries or affiliated companies, as the Board of Directors of National may from time to time reasonably request. In addition, if National engages in any
(i) merger, consolidation or sale of any of its assets (other than in the ordinary course of its business) or outstanding securities or (ii) acquisition of assets or stock of another company, Scorpion has the right to act as a financial advisor to National pursuant to an engagement agreement, the terms and conditions of which shall be mutually agreed upon by National and Scorpion. The term of the consulting agreement is for one year; provided, however, the term is extended for an additional period of one year unless written notice of termination is given by either party not less than sixty (60) days prior to the first anniversary date of the consulting agreement. Pursuant to the consulting agreement, Scorpion receives an annual fee of $300,000 plus reimbursement for reasonable out-of-pocket costs and expenses. Mr. Brandolini is the sole shareholder, a director and chief executive officer of Scorpion. Mr. McCarthy is a director and president of Scorpion. Mr. Brandolini and Mr. McCarthy are directors of National.

     In October 1996, National entered into a bridge loan agreement with Hydrodynamics Corporation ("Hydrodynamics"), pursuant to which National loaned to Hydrodynamics $300,000. The bridge loan is evidenced by a Convertible Promissory Note, in the principal amount of $300,000, which note bears interest at the rate of 10% per annum and matures on October 28, 1997. Mr. Brandolini and Mr. McCarthy, who are directors of National are also directors, officers and shareholders of Hydrodynamics. In December 1996, Hydrodynamics commenced voluntary proceedings under Chapter 11 of the federal bankruptcy laws. In February 1997, Arabella, S.A. purchased from National the Convertible Promissory Note of Hydrodynamics issued to National for a purchase price of $300,000. National assigned its rights under the Convertible Promissory Note and the Stock Purchase Warrant to Arabella, S.A. Mr. Brandolini is also a director of Arabella S.A.

     In March 1997 National entered into an employment agreement with Gregory S. Saunders pursuant to which Mr. Saunders was engaged as National's Executive Vice President, Treasurer and Chief Financial Officer. The agreement is an at-will employment agreement. Mr. Saunders is paid a salary of $150,000 per year.

     National entered into an employment agreement with Robert P. Barbarowicz, effective as of August 1996, pursuant to which Mr. Barbarowicz was engaged as National's Executive Vice President, General Counsel and Secretary. The agreement is an at-will employment agreement. Mr. Barbarowicz is paid a salary of $150,000 per year of which, for the first year, $25,000 was paid upon commencement of employment.

     In May 1997 National entered into an employment agreement (the "New Employment Agreement") with Douglas H. Helm, effective as of May 26, 1997, pursuant to which Mr. Helm was engaged as the Company's Executive Vice President, Business Development and Strategic Marketing. The New Employment Agreement is an at-will employment agreement. Mr. Helm shall be paid a salary of $175,000 per year, a guaranteed bonus of $20,000 per year payable in equal monthly amounts, and an annual bonus of up to $30,000, the exact amount of which is determined with reference to certain performance benchmarks to be agreed upon between the Company and Mr. Helm within 90 days from the commencement of Mr. Helm's employment.

     Mr. Helm's prior employment with the Company, which was rendered pursuant to a certain Agreement for Employment, dated January 1, 1990 (the "Original Employment Agreement"), was terminated pursuant to a certain Agreement of Employment Termination and Release, dated July 2, 1995 (the "Termination Agreement"). Pursuant to the Original Employment Agreement, as confirmed in the Termination Agreement, Mr. Helm was entitled to receive certain commissions for a three year period commencing January 1, 1995 (the "Commissions"). With respect to the Commissions which would otherwise be earned and payable for the period between May 1, 1997 and December 31, 1997, the New Employment Agreement modified the provisions relating to the payment of such Commissions as follows:

          a. To the extent the Commissions are earned in any given month, Mr. Helm shall be paid $12,000 of the Commissions each month. If the amount of the Commissions earned for a particular month is greater than $12,000, then the Company shall hold such excess amount of Commissions (the "Excess Commissions"). The cumulative amount of such Excess Commissions which remains unpaid, from time to time are referred to as "Cumulative Excess Commissions". The Company is not obligated to hold the Cumulative Excess Commissions in a separate account, and is not obligated to pay Mr. Helm any interest on the Cumulative Excess Commissions.

          b. If the amount of the Commissions earned for a particular month is less than $12,000, then Mr. Helm will be paid (i) the amount of the Commissions earned for such month, plus (ii) an amount equal to the difference between the amount of Commissions earned for such month and $12,000; provided, however, the amount payable under (ii) above shall only be paid to Mr. Helm from the Cumulative Excess Commissions in an amount up to, but not in excess of, the total amount of the Cumulative Excess Commissions, as it exists at such time. Any amounts so paid from the Cumulative Excess Commissions shall reduce the amount of Cumulative Excess Commissions.

          c. If Mr. Helm's employment is terminated at any time, the Company shall pay to Mr. Helm promptly the total amount, if any, of the Cumulative Excess Commissions which exist at that time, and if Mr. Helm's employment is terminated prior to December 31, 1997 then any Commissions earned after the date of such termination shall be paid in the same manner as they would have been paid before the execution of the New Employment Agreement.

          d. If, at any time, while Mr. Helm is employed by the Company, when there exists any Cumulative Excess Commissions, any subsidiary of National makes an initial public offering of its common stock, then, by delivery of a written notice to the Company prior to such initial public offering, Mr. Helm may elect to accelerate the payment of all or a portion of amount of the Cumulative Excess Commissions which exists at that time, which amounts shall be paid by the Company to such subsidiary on Mr. Helm's behalf in exchange for common stock of such subsidiary at a purchase price per share which is equal to seventy-five percent (75%) of the initial public offering price of the stock; provided, however, any such purchase of common stock shall be subject to the approval of the underwriter engaged by the subsidiary with respect to any such initial public offering.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee establishes the general compensation plans of the Company, including the Company's 1986 Stock Option Plan. The Committee reviews compensation, evaluates performance, and determines base salary levels for the Company's executives.

     The Chief Executive Officer ("CEO") of the Company is invited to attend and participate in Committee meetings, except when CEO compensation is being discussed. The CEO may designate the President, General Counsel, another Executive Vice President or the head of the Human Resources function to attend and participate in the CEO's stead.

     Final decisions regarding executive compensation (excluding stock options) are made by the full Board of Directors based on recommendations of the Committee and decisions regarding stock option grants to executives are made by the Committee.

     The Company's executive compensation programs are designed to attract and retain executives who will contribute to the Company's long-term success, to reward the achievement of both short-term and long-term strategic goals, and to link executive and shareholder interests through equity-based plans.

     The three components of the Company's executive compensation program for fiscal 1996 were base salary, short-term incentives in the form of a target bonus and long-term incentives represented by stock option grants. The Committee's policies in these areas are as follows:

  Base Salary

     The Committee reviews compensation surveys and the reports of compensation consultants to determine the recommended levels of basic salary. Salaries are established at levels that are competitive for the Company's size, type of industry, and the nature of the function to be performed.

  Incentive Bonus

     The payment of incentive bonuses is dependent on the performance of the Company and the achievement of objectives developed for each individual executive. Incentive bonuses were paid to certain executive officers of the Company during 1996. See "Executive Compensation -- Summary Compensation Table".

  Stock Option Grants

     Under the Company's 1986 Stock Option Plan, stock options may be granted to officers, other employees and consultants of the Company. The size of the stock option awards is based primarily on the individual's responsibilities and performance, as well as on an assessment of competitive equity compensation structures. Options are designed to match the interests of officers, employees and consultants with those of the shareholders. Stock options are generally granted with an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. Current grants generally vest over a period of four years. This approach is designed to encourage the growth and preservation of shareholder value and to secure the long-term commitment of officers, employees and consultants.

  Tax Policy

     The Committee has considered the impact of Section 162(m) of the Internal Revenue Code, which provides a limit on the deductibility of compensation for certain executive officers in excess of $1,000,000 per year. The Committee has not yet developed a policy with respect to qualifying compensation for deductibility. No Named Officer of the company had taxable compensation for 1996 in excess of the deduction limit. The Committee intends to continue to evaluate the impact of this Internal Revenue Code provision.

  1996 Chief Executive Officer Compensation

     During 1996, Melvyn D. Croner served as Acting President, Acting Chief Executive Officer and Acting Chairman of the Board through March 1996 and received compensation in 1996 of $120,000. Mr. Croner received an additional $3,000 for service on the Board of Directors through July 11, 1996.

     John R. Gaulding served as a consultant to the Company in February and March 1996 and served as President, Chief Executive Officer and Chairman of the Board from April 1996 until July 1996 and received compensation of $104,319. Mr. Gaulding also received $743,200 which were payments made upon a change of control of the Company pursuant to the terms of the Second Amendment of John R. Gaulding At-Will Employment Agreement dated July 10, 1996. (See, "Certain Transactions"). Mr. Gaulding was also granted a stock option to purchase 50,000 shares of the Company's common stock.

     Mark A. Speizer was elected Chairman of the Board and Chief Executive Officer in July, 1996. Mr. Speizer received compensation in 1996 of $134,601 pursuant to the terms of an employment agreement (See, "Certain Transactions") plus a bonus of $60,000. As additional compensation Mr. Speizer received $23,828 which represented the payment of premiums on certain life insurance, an automobile allowance and $6,000 payable to Mr. Speizer as a non-employee director of the Company. In addition, Mr. Speizer was awarded a stock option to purchase 75,000 shares of the Company's common stock. The Compensation Committee made its recommendation and the Board made its determination of the Chief Executive Officer's compensation after considering the same factors used to determine the compensation of other executive officers and the compensation paid to Mr. Speizer's predecessor. In light of the void in management created by the resignations of the Company's former Chief Executive Officer and other senior management in July 1996, the Company also waived a limitation on reemployment that would have required Mr. Speizer to repay to the Company amounts received pursuant to the severance agreement entered into between the Company and Mr. Speizer on October 19, 1995. The foregoing waiver was made contingent upon Mr. Speizer remaining employed with the Company for three years in order to provide incentive for him to stay with the Company during such term. See "Certain Transactions" for a detailed discussion of this transaction.

                                          Members of the Compensation Committee

                                          Saul B. Jodel
                                          Nuno Brandolini d'Adda

COMPARATIVE STOCK PERFORMANCE

     The graph below compares the total shareholder return on the Common Stock of the Company for the last five fiscal years with the cumulative total return on the Index for NASDAQ Stock Market (U.S. Companies) and the Index for the NASDAQ Fire, Marine, and Casualty Insurance Group over the same period (assuming the investment of $100 in the Company's Common Stock, the Index for NASDAQ Stock Market (U.S. Companies) and the Index for NASDAQ Fire, Marine, and Casualty Insurance Group on January 1, 1992 and reinvestment of all dividends.)

                         CUMULATIVE SHAREHOLDER RETURN:
 NATIONAL INSURANCE GROUP VS. INDICES FOR NASDAQ STOCK MARKET (U.S. COMPANIES)
           AND THE NASDAQ FIRE, MARINE, AND CASUALTY INSURANCE GROUP

                                                                               INDEX FOR THE
                                                                               NASDAQ FIRE,
                                                         INDEX FOR NASDAQ       MARINE, AND
        MEASUREMENT PERIOD               NATIONAL          STOCK MARKET          CASUALTY
      (FISCAL YEAR COVERED)           INSURANCE GROUP    (U.S. COMPANIES)     INSURANCE GROUP
1991                                               100                 100                 100
1992                                             122.5               116.4               134.8
1993                                             132.6               133.6               138.8
1994                                              55.2               130.6               133.6
1995                                              59.1               184.7               187.4
1996                                              46.0               227.2               203.1

                                 OTHER MATTERS

     The Company is not aware of any other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the board of Directors may recommend.

                                   By Order of the Board of Directors,

                                   Robert P. Barbarowicz,
                                   Secretary
Dated: May 30, 1997

                                   Appendix A


                            NATIONAL INSURANCE GROUP

                             1986 STOCK OPTION PLAN
                       (As amended through July 11, 1996)

              1. Purposes of the Plan. The purpose of this Stock Option Plan is to provide additional incentive to Employees and Consultants to work to maximize shareholder value. This Stock Option Plan also utilizes vesting periods to encourage key Employees and Consultants to continue in the employ of or service to the Company. The Plan and/or the granting of any option under the Plan to any employee shall not be construed to be any form of employment contract or guarantee of future employment or compensation.

              Options granted hereunder shall be "nonstatutory stock options."

              2. Definitions. As used herein, the following definitions shall apply:

              (a) "Board" shall mean the Committee, if one has been appointed, or the Board of Directors of the Company, if no Committee is appointed.

              (b) "Common Stock" shall mean the Common Stock of the Company.

              (c) "Company" shall mean National Insurance Group, a California corporation.

              (d) "Committee" shall mean the Committee appointed by the Board of Directors in accordance with paragraph (a) of Section 4 of the Plan, if one is appointed.

              (e) "Employee" shall mean any person, including officers and directors, employed by the Company or any parent or subsidiary of the Company. The payment of a director's fee by the Company shall not be sufficient to constitute "employment" by the Company.

              (f) "Consultant" shall mean any person who is engaged by the Company or any subsidiary to render consulting services and is compensated for such consulting services, and any director of the Company whether compensated for such services or not; provided that if and in the event the Company registers any class of any equity security pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the term Consultant shall thereafter not include directors who are not compensated for their services or are paid only a director's fee by the Company.

              (g) "Option" shall mean a stock option granted pursuant to the Plan.

              (h) "Optioned Stock" shall mean the Common Stock subject to an Option.

              (i) "Optionee" shall mean an Employee or Consultant who receives an Option.

              (j) "Plan" shall mean this 1986 Stock Option Plan.

              (k) "Share" shall mean a share of the Common Stock, as adjusted in accordance with Section 11 of the Plan.

              3. Stock Subject to the Plan. Subject to the provisions of Section 11 of the Plan, the maximum aggregate number of shares which may be optioned and sold under the Plan is 1,006,820 shares of Common Stock. The Shares may be authorized, but unissued, or reacquired Common Stock.

              If an Option should expire or become unexercisable for any reason without having been exercised in full, the unpurchased Shares which were subject thereto shall, unless the Plan shall have been terminated, become available for future grant under the Plan.

              4. Administration of the Plan.

              (a) Procedure.


                            (i)Multiple Administrative Bodies. If permitted by
Rule 16b-3 of the Exchange Act, the Plan may be administered by different bodies with respect to members of the Board of Directors of the Company ("Directors"), officers of the Company, within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder ("Officers"), who are not Directors, and Employees who are neither Directors nor Officers.

                            (ii)Administration With Respect to Directors and
Officers Subject to Section 16(b). With respect to Option grants made to Employees who are also Officers or Directors subject to Section 16(b) of the Exchange Act, the Plan shall be administered by (A) the Board of Directors, if the Board of Directors may administer the Plan in compliance with the rules governing a plan intended to qualify as a discretionary plan under Rule 16b-3, or (B) a committee designated by the Board of Directors to administer the Plan, which committee shall be constituted to comply with the rules governing a plan intended to qualify as a discretionary plan under Rule 16b-3 (the "Committee"). Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board of Directors. From time to time the Board of Directors may increase the size of the Committee and appoint additional members, remove members (with or without cause) and substitute new members, fill vacancies (however caused), and remove all members of the Committee and thereafter directly administer the Plan, all to the extent permitted by the rules governing a plan intended to qualify as a discretionary plan under Rule 16b-3.

                            (ii)Administration With Respect to Other Persons.
With respect to Option grants made to Employees or Consultants who are neither Directors nor Officers of the Company, the Plan shall be administered by (A) the Board of Directors or (B) a committee designated by the Board of Directors, which committee shall be constituted to satisfy the legal requirements relating to the administration of stock option plans under state corporate and securities laws and the Internal Revenue Code of 1986, as amended (the "Applicable Laws"). Once appointed, such Committee shall serve in its designated capacity until otherwise directed by the Board of Directors. The Board of Directors may increase the size of the Committee and appoint additional members, remove members (with or without cause) and substitute new members, fill vacancies (however caused), and remove all members of the Committee and thereafter directly administer the Plan, all to the extent permitted by Applicable Laws.

              (b) Powers of the Board. Subject to the provisions of the Plan, the Board shall have the authority, in its discretion: (i) to grant "nonstatutory stock options"; (ii) to determine, upon review of relevant information and in accordance with Section 8(b) of the Plan, the fair market value of the Common Stock; (iii) to determine the exercise price per share of Options to be granted, which exercise price shall be determined in accordance with Section 8(a) of the Plan; (iv) to determine the Employees or Consultants to whom, and the time or times at which, Options shall be granted and the number of shares to be represented by each Option; (v) to interpret the Plan; (vi) to prescribe, amend and rescind rules and regulations relating to the Plan; (vii) to determine the terms and provisions of each Option granted (which need not be identical) and, with the consent of the holder thereof, modify or amend each Option; (viii) to accelerate or defer (with the consent of the Optionee) the exercise date of any Option, consistent with the provisions of Section 5 of the Plan; (ix) to authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of an Option previously granted by the Board; and (x) to make all other determinations deemed necessary or advisable for the administration of the Plan.

              (c) Effect of Board's Decision. All decisions, determinations and interpretations of the Board shall be final and binding on all Optionees and any other holders of any Options granted under the Plan.

              5. Eligibility.

                            (a) Options may be granted only to Employees and
Consultants. An Employee or Consultant who has been granted an Option may, if he is otherwise eligible, be granted an additional Option or Options.

                            (b) The Plan shall not confer upon any Optionee any
right with respect to continuation of employment, compensation or consulting relationship with the Company, nor shall it interfere in any way with his right or the Company's right to terminate his employment or consulting relationship at any time.

                            (c) The following limitations shall apply to grants
of Options to Employees:

                                (i) No Employee shall be granted, in any fiscal
year of the Company, Options to purchase more than 150,000 Shares.

                                (ii) The foregoing limitations shall be adjusted
proportionately in connection with any change in the Company's capitalization as described in Section 11.

                                (iii) If an Option is canceled in the same
fiscal year of the Company in which it was granted (other than in connection with a transaction described in Section 11), the canceled Option will be counted against the limit set forth in Section 5(c). For this purpose, if the exercise price of an Option is reduced, the transaction will be treated as a cancellation of the Option and the grant of a new Option.


                6. Term of Plan. The Plan shall become effective upon the earlier to occur of its adoption by the Board of Directors or its approval by the shareholders of the Company as described in Section 17 of the Plan. It shall continue in effect for a term of twenty (20) years unless sooner terminated under Section 13 of the Plan.

                7. Term of Option. The term of each Option shall be ten (10) years from the date of grant thereof or such shorter term as may be provided in the Stock Option Agreement.

                8. Exercise Price and Consideration.

                   (a) The per Share exercise price for the Shares to be issued pursuant to exercise of an Option shall be such price as is determined by the Board, but shall be no less than 100% of the fair market value per Share on the date of grant.

                   (b) The fair market value shall be determined by the Board in its discretion; provided, however, that where there is a public market for the Common Stock, the fair market value per Share shall be the mean of the bid and asked prices of the Common Stock for the date of grant, as reported in the Wall Street Journal (or, if not so reported, as otherwise reported by the National Association of Securities Dealers Automated Quotation (NASDAQ) System) or, in the event the Common Stock is listed on a stock exchange, the fair market value per Share shall be the closing price on such exchange on the date of grant of the Option, as reported in the Wall Street Journal.

                   (c) The consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Board and may consist entirely of either cash or check in United States currency.

                9. Exercise of Option.

                   (a) Procedure for Exercise; Rights as a Shareholder. Any Option granted hereunder shall be exercisable at such times and under such conditions as determined by the Board, including performance criteria with respect to the Company and/or the Optionee, and as shall be permissible under the terms of the Plan.

                   An Option may not be exercised for a fraction of a Share.

                   An Option shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Option by the person entitled to exercise the Option and full payment for the Shares with respect to which the Option is exercised has been received by the Company. Full payment may, as authorized by the Board, consist of any consideration and method of payment allowable under Section 8(c) of the Plan. Until the Company receives written notice of such exercise and full payment for the Shares, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to Optioned Stock. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 11 of the Plan.

                   Exercise of an Option in any manner shall result in a decrease in the number of Shares which thereafter may be available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

                   (b) Termination of Status as an Employee or Consultant. If an Employee or Consultant ceases to serve as an Employee or Consultant, he may, but only within thirty (30) days (or such longer period of time as is determined by the Board, but in no event later than the expiration date of the term of such Option as set forth in the Option Agreement) after the date he ceases to be an Employee or Consultant of the Company, exercise his Option to the extent that he was entitled to exercise it at the date of such termination. To the extent that he was not entitled to exercise the Option at the date of such termination, or if he does not exercise such Option (which he was entitled to exercise) within the time specified herein, the Option shall terminate.

                   (c) Disability of Optionee. Notwithstanding the provisions of
Section 9(b) above, in the event an Employee or Consultant is unable to continue his employment or consulting relationship (as the case may be) with the Company as a result of his total and permanent disability (as defined in section 22(e)(3) of the Internal Revenue Code), he may, but only within six (6) months (or such longer period of time as is determined by the Board, but in no event later than the expiration date of the term of such Option as set forth in the Option Agreement) from the date of termination, exercise his Option to the extent he was entitled to exercise it at the date of such termination. To the extent that he was not entitled to exercise the Option at the date of termination, or if he does not exercise such Option (which he was entitled to exercise) within the time specified herein, the Option shall terminate.

                   (d) Death of Optionee. In the event of the death of an
Optionee:

                        (i) during the term of the Option who is at the time of
            his death an Employee or Consultant of the Company and who shall have been in continuous status as an Employee or Consultant since the date of grant of the Option, the Option may be exercised, at any time within twelve (12) months following the date of death (or such longer period of time as is determined by the Board, but in no event later than the expiration date of the term of such Option as set forth in the Option Agreement), by the Optionee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent of the right to exercise that had accrued at the date of the Optionee's death; or

                        (ii) within thirty (30) days (or such longer period of
            time as is determined by the Board, but in no event later than the expiration date of the term of such Option as set forth in the Option Agreement) after the termination of continuous status as an employee or Consultant, the Option may be exercised, at any time within six (6) months following the date of death (or such longer period of time as is determined by the Board, but in no event later than the expiration date of the term of such Option as set forth in the Option Agreement), by the Optionee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent of the right to exercise that had accrued at the date of termination.

                10. Non-Transferability of Options. The Option may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee.

                11. Adjustments Upon Changes in Capitalization or Merger. Subject to any required action by the shareholders of the Company, the number of shares of Common Stock covered by each outstanding Option, and the number of shares of Common Stock which have been authorized for issuance under the Plan but as to which no Options have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Option, as well as the price per share of Common Stock covered by each such outstanding Option, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Option.

                    In the event of the proposed dissolution or liquidation of the Company, the Option will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board. The Board may, in the exercise of its sole discretion in such instances, declare that any Option shall terminate as of a date fixed by the Board and give each Optionee the right to exercise his Option as to all or any part of the Optioned Stock, including Shares as to which the Option would not otherwise be exercisable. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, the Option shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Board determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, that the Optionee shall have the right to exercise the Option as to all of the Optioned Stock, including Shares as to which the Option would not otherwise be exercisable. If the Board makes an Option fully exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Board shall notify the Optionee that the Option shall be fully exercisable for a period of thirty (30) days from the date of such notice, and the Option will terminate upon the expiration of such period.

                12. Time of Granting Options. The date of grant of an Option shall, for all purposes, be the date on which the Board makes the determination granting such Option. Notice of the determination shall be given to each Employee or Consultant to whom an Option is so granted within a reasonable time after the date of such grant.

                13. Amendment and Termination of the Plan.

                    (a) Amendment and Termination. The Board may amend or terminate the Plan from time to time in such respects as the Board may deem advisable; provided, however, that a following revision or amendment shall require approval of the Shareholders of the Company in the manner described in
Section 17 of the Plan:

                        (i) if the Company has a class of equity security
            registered under Section 12 of the Exchange Act at the time of such revision or amendment, any material increase in the benefits accruing to participants under the Plan.



                    (b) Shareholder Approval. If any amendment requiring shareholder approval under Section 13(a) of the Plan is made subsequent to the first registration of any class of equity security by the Company under Section 12 of the Exchange Act, such shareholder approval shall be solicited as described in Section 17(a) of the Plan.

                    (c) Effect of Amendment or Termination. Any such amendment or termination of the Plan shall not affect Options already granted and such Options shall remain in full force and effect as if this Plan had not been amended or terminated, unless mutually agreed otherwise between the Optionee and the Board, which agreement must be in writing and signed by the Optionee and the Company.

                14. Conditions Upon Issuance of Shares. Shares shall not be issued pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

                    As a condition to the exercise of an Option, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned relevant provisions of law.

                15. Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

                    Inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

                16. Option Agreement. Options shall be evidenced by written option agreements in such form as the Board shall approve.

                17. Shareholder Approval. If and in the event that the Company registers any class of any equity security pursuant to Section 12 of the Exchange Act, the approval of such shareholders of the Company shall be:

           (a) (1) solicited substantially in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder, or (2) solicited after the Company has furnished in writing to the holders entitled to vote substantially the same information concerning the Plan as that which would be required by the rules and regulations in effect under Section 14(a) of the Exchange Act at the time such information is furnished; and

           (b) obtained at or prior to the first annual meeting of shareholders held subsequent to the first registration of any class of equity securities of the Company under Section 12 of the Exchange Act.

           If such shareholder approval is obtained by written consent, it must be obtained by the unanimous written consent of all shareholders of the Company.

                18. Information to Optionees. The Company shall provide to each Optionee, during the period for which such Optionee has one or more Options outstanding, copies of all annual reports and other information which are provided to all shareholders of the Company. The Company shall not be required to provide such information if the issuance of Options under the Plan is limited to key employees whose duties in connection with the Company assure their access to equivalent information.

PROXY


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                            NATIONAL INSURANCE GROUP

                      1997 ANNUAL MEETING OF SHAREHOLDERS

        The undersigned shareholder of NATIONAL INSURANCE GROUP, a California corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated May 30, 1997, and hereby appoints Mark A. Speizer and Robert P. Barbarowicz, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1996 Annual Meeting of Shareholders of NATIONAL INSURANCE GROUP to be held on July 11, 1997, at 10:00 a.m., local time, at The Hyatt Regency San Francisco Airport, 1333 Bayshore Highway, Burlingame, California 94010 and at any adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:


                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)







--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                                                                Please mark
                                                               your votes as
                                                               indicated in
                                                               this example. [X]

                                          FOR                   WITHHOLD
                                      all nominees              AUTHORITY
                                  listed below (except)      to vote for all
                                     as indicated)        nominees listed below
1. ELECTION OF DIRECTORS
                                          [ ]                     [ ]
   IF YOU WISH TO WITHHOLD AUTHORITY TO
   VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE
   A LINE THROUGH THAT NOMINEE'S NAME IN
   THE LIST BELOW:

   Nominees: Bard E. Bunaes      Bruce A. Cole
             John F. Hartigan    Saul B. Jodel
             Mark A. Speizer

2. Proposal to amend the Company's 1986 Stock Option    FOR   AGAINST   ABSTAIN
   Plan.                                                [ ]     [ ]       [ ]

3. Proposal to ratify the appointment of Coopers &      FOR   AGAINST   ABSTAIN
   Lybrand L.L.P. as the independent public             [ ]     [ ]       [ ]
   accountants of the company for the 1997 fiscal year.

and upon such other matter or matters which may properly come before the meeting and any adjournment(s) thereof.


                    This proxy will be voted as directed or, if no direction is indicated, will be voted "FOR" the election of directors named herein, "FOR" each proposal listed, and as said proxies deem advisable on such other matters as may come before the meeting.

                    Either of such attorneys or substitutes shall have and may exercise all of the powers of said attorneys-in-fact hereunder.

Signatures                                                     Dated:
          -----------------------------------------------------      ----------
(This Proxy should be dated, signed by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

--------------------------------------------------------------------------------
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